Exhibit 10.1

THIRD AMENDMENT TO

SCHNITZER NORTH CREEK

LEASE AGREEMENT

THIS THIRD AMENDMENT TO SCHNITZER NORTH CREEK LEASE AGREEMENT (this “Amendment”) is dated for reference purposes as of the 30th day of September, 2009, by and between S/I NORTHCREEK III, LLC, a Washington limited liability company (“Landlord”), and GIGOPTIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant’s predecessor in interest, LUMERA CORPORATION, a Delaware corporation (“Lumera”), entered into that certain Schnitzer North Creek Lease Agreement dated July 11, 2005, as amended by a First Amendment to Lease dated October 25, 2006, and a Second Amendment to Lease dated February 20, 2008 (as amended, the “Lease”), for the lease of certain premises consisting of approximately 31,739 rentable square feet in Suite 100 of Building F, Schnitzer North Creek Tech Campus I, 19910 North Creek Parkway, Bothell, WA 98011 (the “Premises”). Lumera’s interest in the Lease was transferred to Tenant pursuant to a merger transaction consented to by Landlord in that certain Landlord’s Consent to Assignment of Lease in Connection with Merger dated January 7, 2009 (the “Consent”).

B. Landlord and Tenant desire to amend the Lease as set forth below.

Now, therefore, for valuable consideration, the parties agree as follows:

1. Defined Terms. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the same meaning as they are given in the Lease.

2. Reduction in Premises. Commencing effective on the later of (a) November 1, 2009, (b) the date of Tenant’s completion of the Tenant Improvements (defined below) in lien-free condition, (c) receipt from the City of Bothell of final approval of the Tenant Improvements pursuant to a fully inspected building permit, and (d) Tenant’s vacation and surrender of the Returned Space (as defined below) (the latter of which is referred to in this Amendment as the “Effective Date”), the Premises shall be reduced to 11,666 rentable square feet of space consisting of the area shown on Exhibit A attached hereto. Prior to the Effective Date, Tenant shall (i) vacate and surrender to Landlord the space being removed from the Premises (the “Returned Space”) in broom clean condition with Tenant’s personal property, furniture, and trade fixtures removed (except that Tenant shall leave the existing conference room tables in place), and with all Hazardous Materials therein (if any) remediated in accordance with the terms of Section 10.02 of the Lease, and (ii) remove Tenant’s exterior Building signage and repair and restore any damage caused by such removal in accordance with the terms of the Lease. Tenant represents and warrants that the Returned Space will be surrendered to Landlord free from any Hazardous Materials brought upon, kept, generated or used by Tenant.

3. Extension of Term. The Term of the Lease is hereby extended for a period of five (5) years commencing on the Effective Date. The period of time from the Effective Date through the date that is five (5) years thereafter is referred to in this Amendment as the “New Term”.

4. Base Rent. The Base Rent for the Premises during the New Term shall be as follows:

Months	Monthly Installment
1 – 14	$27,013.00
15 – 24	$17,499.00
25 – 36	$18,024.00
37 – 48	$18,565.00
49 – 60	$19,122.00

5. Tenant’s Share. For the purposes of determining “Tenant’s Share” during the New Term, Tenant’s Share of the Building shall be 17.3% and Tenant’s Share of the Project shall be 3.6%.

6. Additional Consideration. As additional consideration for Landlord entering into this Amendment, following the waiver of Landlord’s contingency under Section 12 below, and as a condition to the effectiveness of this Amendment, Tenant shall pay to Landlord the amount of $175,000.00, funded by the cash released by Tenant’s lender as a result of reducing Tenant’s letter of credit as further discussed below.

7. Letter of Credit. Landlord currently holds a Letter of Credit (the “LC”) pursuant to Section 5.05 of the Lease in the amount of $700,000.00. Upon the Effective Date, Tenant may reduce the amount of the LC to $375,000.00. Tenant shall pay all costs associated with the reduction and issuance of a new LC in the name of GigOptix, Inc., in the amount of $375,000.00. In addition, provided that Tenant has never been in default under the Lease, following the Effective Date the LC may further be reduced by $125,000.00 upon Tenant achieving each of the following milestones:

(a) The first reduction shall be allowed when Tenant’s most recent audited financial statement shows that Tenant has (i) a tangible net worth equal to or greater than $7,500,000.00, (ii) a debt to tangible net worth ratio of less than 0.1x, and (iii) four consecutive quarters of positive cash flow from operations;

(b) The second reduction shall be allowed when Tenant’s most recent audited financial statement shows that Tenant has (i) a tangible net worth equal to or greater than $10,000,000.00, (ii) a debt to tangible net worth ratio of less than 0.1x, and (iii) eight consecutive quarters of positive cash flow from operations;

(c) The third reduction shall be allowed when Tenant’s most recent audited financial statement shows that Tenant has (i) a tangible net worth equal to or greater than $15,000,000.00, (ii) a debt to tangible net worth ratio of less than 0.25x, (iii) cash flow from operations for the previous twelve months in excess of $10,000,000.00, and (iv) three consecutive years of positive cash flow from operations.

8. Tenant Improvements. Tenant shall make certain improvements to the Premises in connection with the New Term (the “Tenant Improvements”). At a minimum, Tenant shall invest at least $150,000.00 in the Tenant Improvements, including costs to complete the approved improvements, architectural fees, cabling costs, permit costs, and Washington State sales tax. Subject to delays caused by Excused Delays (as defined in Section 17.34 of the Lease), Tenant shall complete the Tenant Improvements as soon as practical but in no event later than December 15, 2009. Tenant shall pay, when due, all costs for the Tenant Improvements. To the extent the Tenant Improvements involve such work, Tenant shall contract with Landlord’s pre-selected mechanical, electrical, and fire protection design/build subcontractors. All Tenant Improvements shall otherwise be completed in accordance with, and subject to the terms of, Section 9.02 of the Lease entitled “Alterations”.

9. Parking. During the New Term, Tenant shall have the right to use a total of 35 uncovered, unreserved surface parking space in the Project.

10. No Option to Extend. Tenant shall not have the option to extend the Term beyond the expiration of the New Term and Section 4.03 of the Lease entitled “Option to Extend” is hereby deleted.

11. No Exterior Sign. Notwithstanding the terms of Section 10.03 of the Lease to the contrary, Tenant shall not have the right to install a sign on the Building exterior during the New Term.

12. Landlord Contingency. Notwithstanding anything contained herein to the contrary, except as set forth below, the terms of this Amendment are subject to the approval of Landlord’s lender. In the event that Landlord does not receive the necessary approvals of this Amendment from Landlord’s lender within thirty (30) days after the mutual execution of this Amendment by both Landlord and Tenant, this Amendment shall become null and void and the Lease shall remain in full force and effect with the exception that the LC amount shall be reduced by $150,000.00 to a new balance of $550,000.00 on November 1, 2009, and Tenant shall complete Tenant Improvements in accordance with Section 8 above, which shall be funded by the cash released by Tenant’s lender as a result of reducing Tenant’s letter of credit.

13. Real Estate Agency. Tenant and Landlord warrant that neither party has had any discussions, negotiations and/or other dealings with any real estate broker or agent, and that they know of no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with this Amendment.

14. Ratification. Except as set forth herein, the Lease shall remain in full force and effect and is hereby ratified by Landlord and Tenant.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“Landlord”		“Tenant”

S/I NORTH CREEK III, LLC		GIGOPTIX, INC.

By:	/s/ Craig Dobbs	By:	/s/ Dr. Avi Katz
Its:	Investment Director	Its:	Chief Executive Officer & President

STATE OF WASHINGTON	)
) ss.
COUNTY OF SNOHOMISH	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 2nd day of October, 2009, before me personally appeared Avishay Katz, to me known to be the CEO and President of GigOptix, Inc., the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Liam Patrick Maher
Notary Public in and for the State of Washington,
residing at	Bothell, WA

My commission expires:	11-14-2012

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 5 th day of October, 2009, before me personally appeared Craig Dobbs, to me known to be the Investment Director of S/I North Creek III, LLC, the company that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Dawnelle R. Simon
Notary Public in and for the State of Washington,
residing at	Bothell, WA 98102

My commission expires:	11/4/2012

EXHIBIT A

REDUCED PREMISES LOCATION

Leased Premises

SCHNITZER NORTH CREEK

GigOptix Leased Premises

Building F
Suite 100

11,666 RSF